Exhibit 10.4
GROUPON, INC.
2011 Incentive Plan

NOTICE OF PERFORMANCE SHARE UNIT AWARD

The Participant identified below has been granted a Full Value Award of performance share units ("PSUs") in Groupon, Inc. (the "Company"), subject to the terms and conditions of the Performance Share Unit Award Agreement (the "Agreement") and the Groupon, Inc. 2011 Incentive Plan, as amended (the "Plan"), as set forth below. Capitalized terms in this Notice of Performance Share Unit Award (this "Notice"), unless otherwise defined herein, shall have the meanings assigned to them in the Plan.

Participant Name	[_______________] (the "Participant")
Employee ID	[_______________]
Grant Date	May 1, 2026
Total Number of PSUs Granted (Target)	[_______________] PSUs
Grant Value at Target (at 90-Day VWAP)	USD [_______________]
Performance Period	May 1, 2026 – May 1, 2029 (3 years)
Vesting Structure	Single cliff vest after the end of the Performance Period, on May 20, 2029
Performance Metric	Relative TSR vs. Russell 2000 Index
Performance Measurement	90-day VWAP ending on Grant Date vs. 90-day VWAP ending on the Performance Period End Date
Vesting Range	0% at or below 50th percentile; linear 0%–300% from 50th to 90th percentile; 300% at or above 90th percentile (Negative TSR Cap: capped at 100% if Groupon absolute TSR is negative)

1. Vesting
Subject to the Participant's Continuous Service through the Performance Period End Date and the achievement of the rTSR performance conditions set forth in Exhibit A, each PSU shall vest, if at all, on May 20, 2029 (the "Vesting Date"), on a single cliff basis. There are no annual or interim vesting opportunities for PSUs granted under this Notice. The actual number of PSUs that vest (if any) shall be determined pursuant to the vesting schedule and methodology set forth in Exhibit A hereto, and shall be subject to the Committee's certification of the performance outcome.

Vesting on May 20, 2029 is subject to the Committee’s prior certification of the rTSR outcome and the resulting number of vested PSUs. If such certification has not occurred by May 20, 2029, the Vesting Date shall instead be the date on which such certification occurs, which shall be as soon as reasonably practicable following the Performance Period End Date.

2. Settlement
Subject to the vesting requirements set forth in Section 11 and Exhibit A, and subject to any applicable Tax-Related Items withholding, the Participant shall be entitled to receive the number of Shares equal to the number of vested PSUs. Delivery of such Shares shall be made as soon as reasonably practicable following the Vesting Date, and in no event later than March 15 of the calendar year following the calendar year in which the Vesting Date occurs. The Company shall not be obligated to issue fractional Shares; any fractional entitlement resulting from the application of the rTSR performance calculation shall be rounded down to the nearest whole Share.

3. Termination of Continuous Service – Leaver Provisions
Unless otherwise provided in the Participant's individual employment, severance, or other agreement(s) with the Company, the following provisions shall apply upon the Participant's cessation of Continuous Service (the "Termination Date"):

Termination Type	PSU Treatment
Voluntary resignation	All unvested PSUs (including all rights to any future rTSR payout) are immediately forfeited upon the Termination Date.
Termination for Cause	All unvested PSUs are immediately forfeited upon the Termination Date.
Involuntary Termination Without Cause	A pro-rated portion of unvested PSUs shall remain eligible to vest at the end of the Performance Period, based on actual rTSR performance. The pro-ration is calculated as: (number of completed whole months of Continuous Service from the Grant Date through the Termination Date) ÷ 36 months. Any rTSR-related payout will be deferred and made only upon expiration of the Performance Period and Committee certification of rTSR performance.
Death or Disability	All time-based Continuous Service requirements shall immediately lapse in accordance with the Plan. PSUs shall remain outstanding through the end of the Performance Period and vest based on actual rTSR performance.
Change in Control (awards not assumed)	PSUs shall vest at the level of rTSR performance as of the date of the Change in Control (or at target/100% if insufficient data exists), in accordance with the Plan.

If the Participant takes an extended non-medical leave of absence during the Performance Period, the Company may determine that such leave constitutes a cessation of Continuous Service, and the first date of such absence shall be treated as the Termination Date for purposes of this Notice and the Agreement. In case of any dispute as to whether or when a Termination Date has occurred, the Committee's determination shall be final, binding, and conclusive.

4. General Terms
The Participant understands that employment with or service to the Company is for an unspecified duration, can be terminated at any time in accordance with applicable law, and that nothing in this Notice, the Agreement, or the Plan changes the nature of that relationship. The Participant acknowledges that the vesting of the PSUs pursuant to this Notice and Exhibit A is conditioned on: (a) the achievement of the rTSR performance conditions set forth in Exhibit A; and (b) the Participant's Continuous Service through the Performance Period End Date, except as otherwise provided herein. This Notice is subject to: (i) the terms and conditions of the Agreement and the Plan, both of which are incorporated herein by reference; and (ii) the terms of the Company's compensation recovery policy (the "Clawback Policy"). The Participant represents and warrants that the Participant has received and read this Notice, Exhibit A, the Agreement, the Plan, and the Clawback Policy. If there are any inconsistencies between this Notice or Agreement and the Plan, the terms of the Plan will govern.

IN WITNESS WHEREOF, the parties have executed this Notice of Performance Share Unit Award as of the Grant Date set forth above.

PARTICIPANT	GROUPON, INC.
_______________________________ Signature _______________________________ Print Name _______________________________ Date	_______________________________ Authorized Signature _______________________________ Print Name / Title _______________________________ Date

EXHIBIT A
TO NOTICE OF PERFORMANCE SHARE UNIT AWARD

VESTING MECHANICS – RELATIVE TSR PERFORMANCE

1. Definitions
For purposes of this Exhibit A and the Notice, the following terms shall have the meanings set forth below:

"Average Stock Price" means the volume-weighted average price ("VWAP") of one Share over a period of ninety (90) consecutive calendar days, as reported on the principal securities exchange on which the Shares are listed.

"Grant Date VWAP" means the Average Stock Price calculated over the ninety (90) calendar day period ending on (and including) the Grant Date (May 1, 2026).

"Vesting Date VWAP" means the Average Stock Price calculated over the ninety (90) calendar day period ending on (and including) the Performance Period End Date (May 1, 2029).

"Groupon Absolute TSR" means the cumulative total shareholder return of the Company's common stock over the Performance Period, calculated as: (Vesting Date VWAP – Grant Date VWAP + Dividends Paid) / Grant Date VWAP, expressed as a percentage.

"Russell 2000 Index" means the Russell 2000 Index (Bloomberg ticker: RTY) as published by FTSE Russell (or any successor index publisher), which serves as the sole comparator group for purposes of measuring Relative TSR under this award.

"Relative TSR Percentile" or "rTSR Percentile" means the percentile ranking of Groupon's Absolute TSR relative to the distribution of constituent-level TSR outcomes within the Russell 2000 Index over the Performance Period, as determined by the Committee.

"Threshold Percentile" means the 50th percentile of the Russell 2000 Index. No PSUs shall vest unless and until the rTSR Percentile exceeds the Threshold Percentile.

"Maximum Percentile" means the 90th percentile of the Russell 2000 Index. The Vesting Percentage is capped at 300% once the rTSR Percentile equals or exceeds the Maximum Percentile.

"Negative TSR Cap" means the limitation providing that, if the Groupon Absolute TSR is negative over the Performance Period (i.e., less than 0%), the Vesting Percentage shall not exceed 100%, regardless of the rTSR Percentile achieved.

2. Vesting of PSUs
Each PSU shall vest, if at all, on the Performance Period End Date, subject to: (a) the Participant's Continuous Service through the Performance Period End Date (except as otherwise provided in the Notice or Agreement); and (b) the Committee's certification of the rTSR Percentile achieved, as set forth in this Exhibit A. All PSUs under this award vest on a single three-year cliff basis after the Performance Period End Date (May 20, 2029); there are no interim vesting dates.

3. rTSR Performance and Vesting Schedule
The number of PSUs that vest shall be determined by multiplying the Total PSUs Granted by the applicable Vesting Percentage, as determined by the rTSR Percentile achieved over the Performance Period:

Groupon rTSR Percentile vs. Russell 2000	Vesting Percentage of Target PSUs	Notes
Below 50th Percentile	0%	No payout below median

At 50th Percentile	0%	Threshold — payout begins just above median
Between 50th and 90th Percentile	Linear: 0% → 300%	+7.5% per percentile point above 50th
75th Percentile (illustrative)	187.5%	Example: (75−50) × 7.5% = 187.5%
At or above 90th Percentile	300%	Maximum — capped at 300%

The Vesting Percentage increases linearly between the Threshold Percentile (50th percentile = 0%) and the Maximum Percentile (90th percentile = 300%). Specifically, for each percentile point by which the rTSR Percentile exceeds the 50th percentile, the Vesting Percentage increases by 7.5 percentage points (i.e., 300% ÷ 40 percentile points = 7.5% per point). The applicable formula is:

Vesting Percentage = (rTSR Percentile – 50) × 7.5%

(subject to a minimum of 0% and a maximum of 300%)

For the avoidance of doubt: (i) if the rTSR Percentile is at or below the 50th percentile, no PSUs shall vest; (ii) if the rTSR Percentile is at the 75th percentile, the Vesting Percentage shall be 187.5% ((75−50) × 7.5%); and (iii) if the rTSR Percentile is at or above the 90th percentile, the Vesting Percentage shall be capped at 300%.

Notwithstanding the foregoing, if the Groupon Absolute TSR over the Performance Period is negative (less than 0%), the Vesting Percentage shall be capped at 100%, regardless of the rTSR Percentile achieved (the "Negative TSR Cap"). This cap reflects the principle that Participants should not receive above-target payouts when the Company's absolute share price has declined over the Performance Period, even if Groupon outperformed the Russell 2000 Index on a relative basis.

4. Measurement Methodology
(a) Measurement Periods. The Grant Date VWAP and the Vesting Date VWAP shall each be calculated over a ninety (90) consecutive calendar day period ending on (and including) the Grant Date and the Performance Period End Date, respectively. This 90-day averaging convention is intended to reduce the impact of short-term share price volatility on the grant and vesting valuations.

(b) Comparator Group. The Russell 2000 Index is the sole comparator group. The Relative TSR Percentile is determined by ranking Groupon's Absolute TSR against the distribution of constituent-level TSRs within the Russell 2000 Index over the same Performance Period. In the event that the Russell 2000 Index is discontinued or materially restructured, the Committee shall, in its sole discretion, select a replacement comparator index that is substantially similar in scope and composition, and notify the Participant of such replacement.

(c) Dividends. For purposes of calculating Groupon's Absolute TSR and the TSR of each Russell 2000 constituent for percentile ranking purposes, dividends (if any) shall be treated as reinvested in the relevant securities on the ex-dividend date, consistent with standard TSR measurement practice.

(d) Corporate Events. In the event of a stock split, stock dividend, reverse stock split, spin-off, or other recapitalization or similar corporate transaction affecting the Shares or the Russell 2000 Index constituents, appropriate adjustments shall be made to the calculations in a manner consistent with the Plan and applicable law, so as to preserve the economic intent of the award.

5. Committee Certification
Promptly following the Performance Period End Date, the Committee shall review and certify the rTSR Percentile and determine the number of PSUs that have vested. The Committee's determination shall be final, binding, and conclusive. Settlement of vested PSUs shall occur as soon as reasonably practicable following such certification, and in no event later than March 15 of the calendar year following the calendar year in which the Performance Period End Date occurs.

6. Illustrative Examples
The following examples are provided for illustrative purposes only and do not constitute a guarantee of any particular outcome.

Example 1 — Below Threshold (no payout): A Participant holds a Target PSU award of 10,000 PSUs (grant value: $100,000). At the end of the Performance Period, Groupon's rTSR Percentile is at the 45th percentile (below the 50th percentile threshold). Vesting Percentage: 0%. PSUs vesting: 0. No Shares are issued.

Example 2 — Strong Performance: A Participant holds a Target PSU award of 10,000 PSUs. Groupon's rTSR Percentile is at the 75th percentile, and Groupon's Absolute TSR is positive. Vesting Percentage = (75 − 50) × 7.5% = 187.5%. PSUs vesting: 18,750 Shares. The Negative TSR Cap does not apply.

Example 3 — Maximum Performance: Groupon's rTSR Percentile is at or above the 90th percentile, with a positive Absolute TSR. Vesting Percentage: 300% (capped). PSUs vesting: 30,000 Shares.

Example 4 — Negative TSR Cap Applied: Groupon's rTSR Percentile is at the 85th percentile (which would ordinarily yield a Vesting Percentage of (85 − 50) × 7.5% = 262.5%), but Groupon's Absolute TSR over the Performance Period is −15% (negative). The Negative TSR Cap applies: Vesting Percentage is capped at 100%. PSUs vesting: 10,000 Shares (100% of Target).

GROUPON, INC.
2011 Incentive Plan

PERFORMANCE SHARE UNIT AWARD AGREEMENT

Capitalized terms in this agreement (this "Agreement"), unless otherwise defined herein, shall have the meanings assigned to them in the Groupon, Inc. 2011 Incentive Plan, as amended (the "Plan").

The Participant has been granted a Full Value Award of performance share units ("PSUs") in Groupon, Inc. (the "Company") subject to the terms, restrictions, and conditions of the Plan, the Notice of Performance Share Unit Award, including Exhibit A thereto (the "Notice"), and this Agreement.

1. No Stockholder Rights
Unless and until Shares are issued in settlement of vested PSUs, the Participant shall have no ownership of the Shares underlying the PSUs and shall have no right to receive dividends or dividend equivalents with respect to such Shares or to vote such Shares. The Participant shall have no rights as a stockholder until the date of issuance of Shares in settlement of vested PSUs.

2. No Transfer
PSUs are not transferable except to the Participant's designated Beneficiary upon the Participant's death, as permitted under the Plan. Any purported transfer or assignment of PSUs in violation of this Section 2 shall be null and void.

3. Tax Withholding Obligations
(a) The Participant acknowledges that the ultimate liability for all income tax, social insurance, payroll tax, or other tax-related items related to the Participant's participation in the Plan and legally applicable to the Participant ("Tax-Related Items") is and remains the Participant's responsibility and may exceed the amount actually withheld by the Company. The Participant further acknowledges that the Company: (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the grant of PSUs, including the grant, vesting, or settlement of PSUs, the subsequent sale of Shares acquired pursuant to such vesting, and the receipt of any dividends or dividend equivalents; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate the Participant's liability for Tax-Related Items or achieve any particular tax result. If the Participant becomes subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to any relevant taxable or tax withholding event, the Participant shall pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company or its agents, at the Company's discretion, to satisfy obligations with regard to all Tax-Related Items by one or more of the following:

•Withholding from wages or other cash compensation paid to the Participant by the Company;
•Withholding otherwise deliverable Shares to be issued upon vesting/settlement of the PSUs; or
•Withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the PSUs, either through a voluntary sale or through a mandatory sale arranged by the Company on the Participant's behalf.

(c) To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If Tax-Related Items are satisfied by withholding Shares, for tax purposes, the Participant shall be deemed to have been issued the full number of Shares subject to the vested PSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying Tax-Related Items. The Company may refuse to deliver Shares if the Participant fails to comply with obligations in connection with Tax-Related Items.

(d) To the extent applicable, the settlement of the PSUs is intended to either be exempt from Section 409A of the U.S. Internal Revenue Code (the "Code") under the "short-term deferral" exemption, or otherwise comply with Section 409A of the Code. This Agreement will be interpreted, operated, and administered in a manner consistent with this intent. The Company may, at any time and without the Participant's consent, modify the terms of the Award as it determines appropriate to comply with the requirements of Section 409A. The Company makes no representation or covenant to ensure that the PSUs or settlement thereof are exempt from or compliant with Section 409A.

4. Compliance with Laws and Regulations
The issuance of Shares underlying the PSUs will be subject to and conditioned upon compliance by the Company and the Participant (including any written representations, warranties, and agreements as the Committee may request) with all applicable state, federal, local, and foreign laws and regulations of any governmental authority, including all applicable requirements of any national or regional securities exchange or quotation system on which the Shares may be listed or quoted at the time of such issuance.

5. No Advice Regarding Award
The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Participant's participation in the Plan or the acquisition or sale of the underlying Shares. The Participant is advised to consult with the Participant's own personal tax, legal, and financial advisors regarding participation in the Plan before taking any action related to the Plan.

6. Legend on Certificates / Book-Entry
The certificates or book-entry notation representing Shares issued hereunder shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, this Agreement, the rules, regulations, and other requirements of the U.S. Securities and Exchange Commission, any national or regional securities exchange or quotation system, and any applicable federal, state, local, and foreign laws.

7. Clawback Policy
The PSUs and any Shares issued in settlement thereof, together with any proceeds from the sale of such Shares, shall be subject to the terms and conditions of the Company's compensation recovery (clawback) policy as it may be amended from time to time, including any policy adopted pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other applicable law. The Participant hereby acknowledges and agrees to be bound by the terms of the Clawback Policy.

8. Successors and Assigns
The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant's heirs, executors, administrators, legal representatives, successors, and assigns.

9. Entire Agreement; Severability
The Plan and the Notice (including Exhibit A) are incorporated herein by reference. Except with respect to vesting terms specifically provided in the Participant's individual employment, severance, or other agreement(s) with the Company, the Plan, the Notice, and this Agreement supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

10. Waiver
Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. Any waiver must be in writing.

11. Governing Law and Venue

The validity, interpretation, instruction, performance, enforcement, and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without regard to its conflict of law principles. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to the exclusive jurisdiction of the federal or state courts of the State of Illinois.

12. Notices
Any notice or document required to be filed with the Committee or the Company under the Plan must be in writing and will be properly filed if delivered or mailed to: Groupon, Inc., 35 W. Wacker Drive, Floor 25, Chicago, Illinois 60601, Attention: Legal Department. If intended for the Participant, notices shall be delivered personally, by mail to the Participant's then current residence address as shown on the Company's records, or electronically to the Participant's email address as shown on the Company's records. The Company may, in its sole discretion, deliver documents related to Plan participation through an on-line or electronic system established and maintained by the Company or its designee.

13. Need to Accept Award
The Participant acknowledges that this Notice and Agreement must be accepted within ninety (90) days of the Grant Date in order to be eligible to receive any benefits from this Award, unless otherwise determined by the Company in its discretion. If this Award is not accepted within that time period, the Award may be canceled and all benefits will be forfeited. To accept this Award, the Participant must access the Fidelity NetBenefits website and follow the instructions for acceptance. If this grant was distributed in hard copy format, the Participant must sign and return it to the Company's Compensation Department within 90 days.

By the Participant's signature and the signature of the Company's representative below and on the Notice, the Participant and the Company agree that this Award of PSUs is granted under and governed by the terms and conditions of the Plan, the Notice (including Exhibit A), and this Agreement, and is subject to the Company's Clawback Policy. The Participant has reviewed the Plan, the Notice, this Agreement, and the Clawback Policy in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions thereof. The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice, and this Agreement. The Participant further agrees to notify the Company upon any change in residence address or personal email address.

PARTICIPANT	GROUPON, INC.
_______________________________ Signature _______________________________ Print Name _______________________________ Date	_______________________________ Authorized Signature _______________________________ Print Name / Title _______________________________ Date

APPENDIX A

ADDITIONAL TERMS AND CONDITIONS FOR NON-U.S. PARTICIPANTS
GROUPON, INC. 2011 INCENTIVE PLAN, AS AMENDED

General
The PSUs are not part of the Participant's employment relationship with the Participant's employer and are completely separate from the Participant's salary or any other compensation or benefits, unless otherwise required by local law. Any value or gain realized from the PSUs will not be included in calculations of benefits, bonuses, severance payments, or similar compensation.

Terms and Conditions
This Appendix includes additional terms and conditions governing the PSUs if the Participant resides in one of the countries listed below. Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan, the Notice, and/or the Agreement.

Notifications
This Appendix also includes notifications relating to exchange control and other issues. The information is based on laws in effect as of the date of this Agreement and is subject to change. The Company strongly recommends that the Participant seek independent legal and tax advice regarding participation in the Plan.

AUSTRALIA
Securities Law Notification. If the Participant acquires Shares under the Plan and subsequently offers the Shares for sale to a person resident in Australia, such an offer may be subject to Australian disclosure requirements; the Participant should obtain legal advice before making any such offer.

BELGIUM
Tax Reporting Notification. Belgian residents are required to report foreign bank or brokerage accounts on the annual tax return, including any account in which Shares or proceeds are held.

CANADA
Vesting. The grant of PSUs does not provide any right to receive a cash payment; PSUs will be settled in Shares only.

CZECH REPUBLIC
Taxation. Income tax will apply at vesting based on the fair market value of the Shares at vesting. The Participant is responsible for reporting and paying tax. Capital gains tax may apply on a subsequent sale of Shares within three years of vesting.

EUROPEAN ECONOMIC AREA / UNITED KINGDOM
Please consult the GDPR Privacy Notice attached hereto as Exhibit 1 to this Appendix A.

FRANCE
Regulatory Notice. For France-based participants, the PSU component shall be delivered as provided herein and may be subject to French financial securities regulations. If applicable, the Participant will receive a separate communication regarding the applicable French regulatory requirements.

GERMANY
Exchange Control Notification. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank.

INDIA
Exchange Control Notification. The Participant must repatriate any proceeds from the sale of Shares to India and convert the proceeds into local currency within 90 days of receipt.

IRELAND
Director Notification. Directors and officers owning more than a 1% interest in Groupon must notify the Irish subsidiary secretary within five days of any acquisition or disposal of Shares.

ITALY
Exchange Control Notification. Foreign investments held outside Italy, including Shares, must be reported on the RW Form of the annual tax return and may be subject to annual IVAFE wealth tax.

NETHERLANDS
Insider Trading. The Participant should be aware of Dutch insider-trading rules and consult a personal legal advisor before transacting in Shares.

POLAND
Exchange Control. Funds in excess of €15,000 transferred into Poland in connection with the sale of Shares must be transferred via a bank account.

SPAIN
Nature of Grant. PSUs are not part of any employment contract and shall not be considered a mandatory benefit, salary, or any other right. Termination of employment will result in cancellation of unvested PSUs except as otherwise provided herein.

UNITED ARAB EMIRATES
The PSUs and underlying Shares have not been approved or licensed by the UAE Securities and Commodities Authority and have not been authorized or licensed for offering, marketing, or sale in the United Arab Emirates.

UNITED KINGDOM
National Insurance Contributions. As a condition of participation, the Participant agrees to accept liability for secondary Class 1 National Insurance Contributions (Employer's Liability) payable in connection with the PSUs by executing a Joint Election in the form provided by the Company.

EXHIBIT 1 TO APPENDIX A
GDPR PRIVACY NOTICE FOR PARTICIPANTS IN THE EU AND UK
RE: Groupon, Inc. 2011 Incentive Plan, as amended (the "Plan")

The EU General Data Protection Regulation (the "GDPR") requires Groupon, Inc. (the "Company") to provide certain information about how Personal Data relating to EU- and UK-based Participants is used. This notice explains why the Company holds this Personal Data and how Participants can exercise their data rights. Post-Brexit, GDPR continues to apply in the UK via the UK Data Protection Act 2018.

"Personal Data" means information relating to the Participant that the Company processes to administer the Plan. It includes name, home address, email address, telephone number, date of birth, social insurance number, identification number, salary, nationality, job title, and details of any equity rights in the Company.

Data Controller: Groupon, Inc., 35 W. Wacker Drive, Floor 25, Chicago, Illinois 60601, U.S.A.

Purposes: Personal Data is held exclusively to implement, administer, and manage the Participant's participation in the Plan pursuant to the Company's contractual obligations to the Participant.

International Transfers: The Company is based in the United States and Agreements are performed in the United States. Transfer of Personal Data to the United States is necessary to fulfill the Company's contractual obligations. The United States may have different data privacy laws and protections than those in the European Union.

Retention: Personal Data relating to the Plan will be retained for ten (10) years after the Participant's separation from the Company.

Data Subject Rights: Participants have the right of data portability, the right to object to processing, the right to correct inaccurate data, and the right to erasure, among other rights under the GDPR. To exercise rights or for more information, contact: HR@groupon.com. Data Protection Officer: dpo@groupon.com.